PARK PLACE                                                  RESIDENTIAL PROPERTY

                          PROPERTY MANAGEMENT AGREEMENT

This Agreement is made this January 1, 1994 between the undersigned Krupp Realty Limited Partnership-V (the "Owner") and the undersigned Berkshire Realty Enterprises Limited Partnership, a Massachusetts limited partnership (the "Agent").

1. APPOINTMENT AND ACCEPTANCE. The Owner appoints the Agent as exclusive agent for the management of the property described in Section 2 of this Agreement, and the Agent accepts the appointment, subject to the terms and conditions set forth in this Agreement.

2. DESCRIPTION OF THE PROJECT. The property (the "Project") to be managed by the Agent under this Agreement is a housing development consisting of the land, buildings, and other improvements located in Chicago, Illinois and known as Park Place Towers Apartments, HUD Project No. 071-94035.

3. DEFINITIONS. As used in this Agreement:

         a. "HUD" means the United States Department of Housing and Urban Development.

         b. "Secretary" means the Secretary of the United States Department of Housing and Urban Development.

         c. A "Mortgage" is an instrument between the Owner as the mortgagor, and the mortgagee, creating a lien on the Project as security for the payment of debt, which mortgagee is either the Secretary or holds the Mortgage subject to HUD insurance under the National Housing Act as from time to time amended.

         d.       "Mortgagee" means any holder of the Mortgage.

         e.       "Principal Parties" means the Owner and the Agent.

4. HUD REQUIREMENTS. The Project is subject to a mortgage which will be held by the Secretary, under applicable provisions of the National Housing Act, and the Owner will enter into a Regulatory Agreement with the Secretary whereby the Owner is obligated to provide for management of the Project in a manner satisfactory to the Secretary. The Owner has or will furnish the Agent with a copy of the Regulatory Agreement. In performing its duties under this Agreement, the Agent will comply with all pertinent requirements of the Regulatory Agreement, and the lawful directives of the Secretary. In the event any instruction from the Owner is in contravention of such requirements, such requirements will prevail.

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5. MANAGEMENT PLAN. Attached hereto as Exhibit "A" and hereby incorporated herein, is a copy of the Management Plan for the Project, which provides a comprehensive and detailed description of the policies and procedures to be followed in the management of the Project. In many of its provisions, this Agreement briefly defines the nature of the Agent's obligations with the intention that reference be made to the Management Plan for more detailed policies and procedures. Accordingly the Owner and the Agent will comply with all provisions of the Management Plan, regardless of whether specific reference is made thereto in any particular provision of this Agreement.

6. BASIC INFORMATION. The Agent will thoroughly familiarize itself with the character, location, construction, layout, plan and operation of the Project, and especially the electrical, plumbing, air-conditioning and ventilation systems, the elevators and all other mechanical equipment.

7. MARKETING. The Agent will carry out the marketing activities prescribed in the Management Plan. Subject to the Owner's approval, advertising expenses will be paid out of the Project Rental Account as Project expenses.

8. RENTALS. The Agent will offer for rent and will rent the commercial space and dwelling units in the Project. Incident thereto, the following provisions will apply:

         a. The Agent will follow the tenant selection policy described in the Management Plan.

         b.       The Agent will show the Project to prospective tenants.

         c. The Agent will take and process applications for rentals. If an application is rejected, the applicant will be told the reason for rejection, and the rejected application, with reason for rejection noted thereon, will be kept on file for one (1) year. A current list of prospective tenants will be maintained.

         d. The Agent will prepare all dwelling leases and, unless otherwise directed by Owner, will execute the same in its name, identifying itself thereon as agent for the Owner. The terms of all leases will comply with the pertinent provisions of the Regulatory Agreement and the lawful directives of the Secretary. Dwelling leases will be in a form approved by the Owner and acceptable to the Secretary, but individual dwelling leases and parking permits need not be submitted for the approval of the Secretary.

         e. The Owner will furnish the Agent with rent schedules, as from time to time approved by the Secretary, showing contract rents for dwelling units, and other charges for facilities and services. In no event will such contract rents and other charges be exceeded.

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         f.       The Agent will collect, deposit, and disburse security
                  deposits, if required, in accordance with the terms of each tenant's lease. Security deposits will be deposited by the Agent in an account, separate from all other accounts and funds, with a bank or other financial institution whose deposits are insured by an agency of the United States Government. This account will be carried in the Owner's name and designated of record as "Park Place Towers Security Deposit Account", or by a name similar thereto sufficient to identify the same as an account solely for security deposits.

9. COLLECTION OF RENTS AND OTHER RECEIPTS. The Agent will collect, when due, all rents, charges and other amounts receivable for the Owner's account in connection with the management and operation of the Project. Such receipts (except for tenant's security deposits which will be handled as specified above) will be deposited in an account, separate from all other accounts and funds, with a bank whose deposits are insured by the Federal Deposit Insurance Corporation. This account will be carried in the Owner's name and designated of record as "Park Place Towers Rental Account", or by a name similar thereto sufficient to identify the same as a Project receipts account.

10. ENFORCEMENT OF LEASES. The Agent will secure full compliance by each tenant with the terms of such tenant's lease. Voluntary compliance will be emphasized, and the Agent will assist tenants and make referrals to community agencies in cases of financial hardship, or under other circumstances deemed appropriate by the Agent, to the end that involuntary termination of tenancies may be avoided to the maximum extent consistent with sound management of the Project. Nevertheless, the Agent may lawfully terminate any tenancy when, in the Agent's judgment, sufficient cause (including but not limited to non-payment of rent) for such termination occurs under the terms of the tenant's lease. For this purpose, the Agent is authorized to consult with legal counsel to be designated by the Owner, to bring actions for eviction and to execute notices to vacate and judicial pleadings incident to such actions; provided, however, the Agent shall keep the Owner informed of such actions and shall follow such instructions as the Owner may prescribe for the conduct of any such action. Subject to the Owner's approval, attorney fees and other necessary costs incurred in connection with such actions will be paid out of the Project Rental Account as Project expenses.

11. MAINTENANCE AND REPAIR. The Agent will maintain the Project in good repair in accordance with the Management Plan and local codes, and in a condition at all times acceptable to the Owner and the Secretary, including but not limited to cleaning, painting, decorating, plumbing, carpentry, grounds care, and such other maintenance and repair work as may be necessary, subject to any limitations imposed by the Owner in addition to those contained herein. Incident thereto, the following provisions will apply:

         a. Special attention will be given to preventive maintenance, and to the extent feasible, the services of regular maintenance employees will be used.

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         b.       Subject to the Owner's prior approval, the Agent will contract with qualified independent contractors for the maintenance and repair of heating and air-conditioning systems and elevators, and for extraordinary repairs beyond the capability of regular maintenance employees.

         c. The Agent will systematically and promptly receive and investigate all service requests from tenants, take such action thereon as may be justified, and will keep records of the same. Emergency requests will be received and serviced on a twenty-four (24) hour basis. Complaints of a serious nature will be reported to the Owner after investigation.

         d. The Agent is authorized to purchase all materials, equipment, tools, appliances, supplies and services necessary to proper maintenance and repair.

         e. Notwithstanding any of the foregoing provisions, the prior approval of the Owner will be required for any expenditure which exceeds Five Hundred Dollars ($500) in any one instance for labor, materials or otherwise, in connection with the maintenance and repair of the Project, except for recurring expenses within the limits of the operating budget and emergency repairs involving manifest change to persons or property or required to avoid suspension of any necessary service to the Project. In the latter event, the Agent will inform the Owner of the facts as promptly as possible.

12. UTILITIES AND SERVICES. In accordance with the operating budget, the Agent will make arrangements for water, electricity, gas, sewage and trash disposal, vermin extermination, decorating, laundry facilities, and telephone service. Subject to the Owner's prior approval, the Agent will make such contracts as may be necessary to secure such utilities and services.

13. EMPLOYEES. Except as otherwise agreed, all on-site personnel will be employees of the Project and not the Agent, but will be hired, paid, supervised, and discharged through the Agent, subject to the following conditions:

         a. As more particularly described in the Management Plan, the Resident Manager will have duties of the type usually associated with this position. Such person will be directly responsible to the Agent's Project Management and other officials.

         b. Compensation of bookkeeping, clerical, and other managerial personnel will be within the Agent's sole discretion, provided minimum wage standards are met.

         c. The Owner will reimburse the Agent for compensation (including fringe benefits) payable to the on-site management and maintenance employees, and

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                  for all local, state and federal taxes and assessments
                  (including but not limited to Social Security taxes, unemployment insurance, and Workman's Compensation insurance) incident to the employment of such personnel. Such reimbursements will be paid out of the Project Rental Account and will be treated as Project expenses.

         d. Compensation (including fringe benefits) payable to the on-site staff, and all bookkeeping, clerical and other managerial personnel, plus all local, state and federal taxes and assessments incident to the employment of such personnel will be borne solely by the Project, and will not be paid out of the Agent's management fee. The rental value of any dwelling unit furnished rent-free to on-site personnel will be treated as a cost of the Project.

14.      DISBURSEMENTS FROM PROJECT RENTAL ACCOUNT.

         a. From the funds collected and deposited by the Agent in the Project Rental Account, the Agent will make the following disbursements when payable.

                  (1) Reimbursement to the Agent for compensation payable to the employees specified in Section 13c above, and for the taxes and assessments payable to local, state and federal personnel.

                  (2) The single aggregate payment required to be made monthly by the Owner to the Mortgagee, including the amounts due under the mortgage for principal amortization, interest, mortgage insurance premium, ground rents, taxes and assessments, fire and other hazard insurance premiums, and the amount specified in the Regulatory Agreement for allocation to the Reserve for Replacements.

                  (3) All sums otherwise due and payable to the Owner as expenses of the Project authorized to be incurred by the Agent under the terms of this Agreement, including compensation payable to the Agent for its services hereunder.

         b. Except for the disbursements mentioned above, funds will be disbursed or transferred from the Project Rental Account only as the Owner may from time to time direct.

         c. In the event the balance in the Project Rental Account is at any time insufficient to pay disbursements due and payable under Section 14a above, the Agent will inform the Owner of that fact. In no event will the Agent be required to use its own funds to pay such disbursements.

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15. BUDGET. Annual operating budgets for the Project will be approved by the
Owner. Except as the Owner otherwise permits, annual disbursements for each type of operating expenses itemized in the budget will not exceed the amount authorized by the approved budget. In addition to preparation and submission of a recommended operating budget for the initial fiscal year of the Project, the Agent will prepare a recommended operating budget for each subsequent fiscal year beginning during the term of this Agreement, and will submit the same to the Owner at least thirty (30) days before the beginning of the fiscal year. The Owner will promptly inform the Agent of any changes to be incorporated in the approved budget, and the Agent will keep the Owner informed of any anticipated deviation from the receipts or disbursements stated in the approved budget.

16. RECORDS AND REPORTS. The Agent will have the following responsibilities with respect to records and reports.

         a. The Agent will establish and maintain a comprehensive system of records, books, and accounts in a manner conforming to the lawful directives of the Secretary, and otherwise satisfactory to the Owner.

         b. With respect to each fiscal year ending during the term of this Agreement, the Agent will be furnished with an annual financial report prepared by a Certified Public Accountant, or other person acceptable to the Owner and Secretary, based upon the preparer's examination of books and records of the Owner and the Agent. The report will be prepared in accordance with the lawful directives of the Secretary, will be certified by the preparer and will be submitted to the Owner within sixty
                  (60) days after the end of the fiscal year for the Owner's submission to the Secretary and the Mortgagee, if other than the Secretary. Compensation for the preparer's services will be paid out of the Project Rental Account as an expense of the Project.

         c. The Agent will prepare at least a quarterly report comparing actual and budgeted figures for receipts and disbursements, and will submit each such report to the owner within fifteen
                  (15) days after the end of the quarter covered.

         d. The Agent will furnish such information (including occupancy reports) as may be lawfully requested by the Owner of the Secretary from time to time with respect to the financial, physical, or operational condition of the Project.

         e. By the fifteenth (15) day of each month, the Agent will furnish the Owner with a statement of receipts and disbursements during the previous month, together with a schedule of accounts receivable and payable, and reconciled bank statements for the Project Rental Account and Security Deposit Account as of the end of the previous month.

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         f.       Except as otherwise provided in this Agreement, and in Owner's
                  Partnership Agreement under which Owner has been informed, all off-site bookkeeping, clerical, and other management overhead expenses (including but not limited to costs of office supplies and equipment, data processing services, postage, transportation of managerial personnel, and telephone services) will be borne by the Agent out of his own funds and will not be treated as Project expenses, subject always to the requirements, limitations and allowances contained in the Regulatory Agreement and in the applicable HUD regulations and directives.

17. BIDS, DISCOUNTS, REBATES, ETC. The Agent will obtain contracts, materials, supplies, utilities, and services on the most advantageous terms available to the Project, and the Agent may solicit bids, either formal or informal, for items that can be obtained from more than one source. The Agent will secure and credit to the Owner all discounts, rebates or commissions obtained with respect to purchases, service contracts, and any other transactions entered into on the Owner's behalf.

18. TENANT MANAGEMENT RELATIONS. The Agent will encourage residents of the Project in forming and maintaining representative organizations to promote their common interests, and will maintain good-faith communications with such organizations to the end that problems affecting the Project and its residents may be avoided or solved on the basis of mutual self-interest.

19. ON-SITE MANAGEMENT FACILITIES. Subject to further agreement of the Owner and the Agent as to more specific terms, the Agent will maintain a management office within the Project, and the owner will make no rental charge for the same.

20. INSURANCE. The Owner will inform the Agent of insurance to be carried with respect to the Project and its operations, and the Agent, when authorized by the Owner, will cause such insurance to be placed and kept in effect at all times. The Agent will pay premiums out of the Project Rental Account, as an expense of the Project. All insurance will be placed with such companies, on such conditions, in such amounts, and with such beneficial interests appearing thereon as shall be acceptable to the Owner and shall be otherwise in conformity with the Mortgage, provided that the same will include public liability coverage, with the Agent designated as one of the insurers, in amounts acceptable to the Principal Parties. The Agent will investigate and furnish the owner with full reports as to all accidents, claims, and potential Claims for damage relating to the Project, and will cooperate with the Owner's insurers in connection therewith.

21. COMPLIANCE WITH GOVERNMENTAL ORDERS. The Agent will take such actions as may be necessary to comply promptly with any and all governmental orders or other requirements affecting the Project whether imposed by Federal, State, County or Municipal authority, subject, however, to the limitations contained in this Agreement with respect to repairs. Nevertheless, the Agent shall take no such action so long as the Owner is

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contesting, or has affirmed its intention to contest, any such order or requirement. The Agent will notify the Owner in writing of all notices of such orders or requirements, within seventy-two (72) hours from the time of their receipt.

22. NON-DISCRIMINATION. In the performance of its obligations under this Agreement, the Agent will comply with the provisions of any present or future Federal, State or local law prohibiting discrimination in housing on the ground of race, color, sex, creed or national origin, including Title VI of the Civil Rights Act of 1964 (Public Law 88-352, 78 Stat. 241), all requirements imposed by or pursuant to the Regulations of the Secretary (24 CFR, Subtitle A, Part I) issued pursuant to that Title, and regulations issued pursuant to Executive Order 11063 and Title VIII of the 1968 Civil Rights Act.

23. AGENT'S COMPENSATION. The Agent will be compensated for its services under this Agreement by monthly fees to be paid out of the Project Rental Account to be treated as Project expenses. Such fees will be payable monthly. Each such monthly fee will be in an amount equal to five percent (5%) of gross collections received during the preceding month, subject always to the provisions of the Regulatory Agreement and the lawful directives of the Secretary.

24. TERM OF AGREEMENT. This Agreement shall be in effect for a period of two years commencing from the date hereof subject, however, to the following conditions:

         a. In the event a petition in bankruptcy is filed by or against either of the Principal Parties, or in the event either makes an assignment for the benefit of creditors, the other party may terminate this Agreement without notice to the other.

         b. The Secretary shall have the right to terminate this Agreement at the end of any calendar month, with or without cause, on thirty (30) days' advance* written notice to each of the Principal Parties, except that in the event of a default by the Owner under the obligations of the Mortgage, the Secretary may terminate this Agreement immediately upon the issuance of a notice of cancellation to each of the Principal Parties. It is further understood and agreed that no liability will attach to either of the Principal Parties in the event of such termination.

         c. Upon termination, the Agent will submit to the Owner any financial statements required by the Secretary and, after the Principal Parties have accounted to each other with respect to all matters outstanding as of the date of termination, the Owner will furnish the Agent security, in form and principal amount satisfactory to the Agent, against any obligations or liabilities the Agent may property have incurred on behalf of the Owner hereunder.

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25.      INTERPRETATIVE PROVISIONS.

         a. At all times, this Agreement will be subject and subordinate to all rights of the Secretary, and will insure to the benefit of and constitute a binding obligation upon the Principal Parties and their respective successors and assigns.

         b. This Agreement constitutes the entire agreement between the Owner and the Agent with respect to the management and operation of the Project, and no change will be valid, unless made by supplemental written agreement, executed and approved by the Principal Parties.

         c. This Agreement has been executed in several counterparts, each of which shall constitute a complete original Agreement, which may be introduced in evidence or used for any other purpose without production of any of the other counterparts.


IN WITNESS WHEREOF, the Principal Parties (by their duly authorized officers) have executed this Agreement as of the date first above written.


OWNER:                                      AGENT:

KRUPP REALTY LIMITED                        BERKSHIRE REALTY ENTERPRISES
PARTNERSHIP-V                               LIMITED PARTNERSHIP

By:    The Berkshire Corporation,
       its general partner


By:    /s/ Laurence Gerber                  By: /s/ Tom Austin
       -------------------                      --------------
       Laurence Gerber                          Tom Austin
       President                                Vice President Operations

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